Exhibit 99.2

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

On March 31, 2021, Kaiser Aluminum Corporation (the “Company”) completed its acquisition of Alcoa Warrick LLC along with certain assets comprising the aluminum casting and rolling mill facility (“Warrick”) located in Warrick County, Indiana, pursuant to the terms of the Purchase Agreement between the Company and Alcoa Corporation (the “Purchase Agreement”) dated November 30, 2020 (the “Transaction” or “Acquisition”). The contract purchase price of $670.0 million was adjusted for preliminary estimates of working capital and indebtedness totaling $52.5 million, which reduced the cash payment due at closing on March 31, 2021, to $617.5 million.

As provided in the Purchase Agreement, Alcoa Corporation (“Alcoa”) will retain ownership of: (i) the smelting assets and power plant adjacent to the Warrick facility and (ii) the land under the Warrick facility, which is subject to a ground lease. In conjunction with the completion of the Transaction, Alcoa and the Company entered into certain ancillary agreements, in addition to the ground lease, including a transition services agreement, the molten metal supply agreement and certain other commercial agreements relating to the Transaction.

The following unaudited pro forma combined financial information of the Company and Warrick is presented to illustrate the estimated effects of the Acquisition described below (collectively, “Adjustments” or “Transaction Accounting Adjustments”).

The unaudited pro forma combined balance sheet as of December 31, 2020 combines the historical consolidated balance sheet of the Company and the combined balance sheet of Warrick, after giving effect to the Acquisition as if it had occurred on December 31, 2020. The unaudited pro forma combined statement of operations for the year ended December 31, 2020 combines the historical statement of consolidated income of the Company and the combined statement of loss of Warrick, after giving effect to the Acquisition as if it had occurred on January 1, 2020. These unaudited pro forma combined balance sheet and unaudited pro forma combined statement of operations are referred to collectively as the “pro forma financial information.”

The pro forma financial information should be read in conjunction with the accompanying notes. In addition, the pro forma financial information is derived from and should be read in conjunction with the following historical financial statements and accompanying notes of the Company and Warrick:

(i)

audited consolidated financial statements as of and for the fiscal year ended December 31, 2020 and the related notes included in the annual report on Form 10-K for the year ended December 31, 2020 filed by the Company and

(ii)

audited combined financial statements of Warrick as of and for the fiscal year ended December 31, 2020 and the related notes included as Exhibit 99.1 to this Current Report on Form 8-K/A filed May 6, 2021.

The pro forma financial information has been prepared by the Company for illustrative and informational purposes only in accordance with Regulation S-X Article 11, Pro Forma Financial Information, as amended by the final rule, Amendments to Financial Disclosures About Acquired and Disposed Businesses, as adopted by the U.S. Securities and Exchange Commission (the “SEC”) on May 21, 2020 (“Article 11”). The pro forma financial information is based on various adjustments and assumptions and is not necessarily indicative of what the Company’s statements of consolidated balance sheet or consolidated income actually would have been had the Acquisition and other Adjustments been completed as of the dates indicated or will be for any future periods. The pro forma financial information does not purport to project the Company’s future financial position or results of operations following the completion of the Acquisition. While the pro forma financial information does not reflect potential cost savings or synergies that may be achievable in connection with the Acquisition, management’s estimates of certain reductions to costs of products sold expected to be realized following the closing of the Acquisition are illustrated in Note 5 to the unaudited pro forma combined financial statements.

The pro forma financial information has been prepared using the acquisition method of accounting under U.S. Generally Accepted Accounting Principles (“U.S. GAAP”) with the Company being the accounting acquirer in the Acquisition. The pro forma Adjustments are preliminary, based upon available information and prepared solely for the purpose of this pro forma financial information. These Adjustments are based on preliminary estimates and will be different from the adjustments based on final acquisition accounting when it is completed, and these differences could be material.

The pro forma financial information gives effect to the use of cash on hand of $617.5 million in payment of the preliminary estimate of purchase consideration (based on Warrick’s book value as of March 31, 2021) paid by the Company to complete the Acquisition.

The pro forma financial information reflects pro forma Adjustments management believes are necessary to present the Company’s pro forma balance sheet and results of operations following the closing of the Acquisition as of and for the periods indicated in accordance with Article 11. The pro forma Adjustments are based on currently available information and assumptions management believes are necessary under the circumstances and given the information available at this time, reasonable, directly attributable to the Acquisition and reflective of adjustments necessary under Article 11 to state the Company’s financial position and results of operation as if the Company completed the Acquisition on December 31, 2020 and January 1, 2020, respectively.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET
As of December 31, 2020

	Kaiser Historical	Warrick Historical	Transaction Accounting Adjustments Total			Pro Forma Combined Balance Sheet
	(In millions of dollars)
ASSETS
Current assets:
Cash and cash equivalents	$780.3	$—	$(629.0)	A		$151.3
Receivables:
Trade receivables, net	112.8	86.2	—			199.0
Other	11.6	6.2	12.7	B		30.5
Contract assets	36.1	—	—			36.1
Inventories	152.0	168.0	(41.2)	C	F I	278.8
Prepaid expenses and other current assets	28.6	—	—			28.6
Total current assets	1,121.4	260.4	(657.5)			724.3
Property, plant and equipment, net	627.2	389.4	—	C	G	1,016.6
Operating lease assets	26.5	—	12.3	G	H	38.8
Intangible assets, net	26.7	—	56.5	C		83.2
Goodwill	18.8	—	145.4	D		164.2
Other assets	44.1	0.1	—			44.2
Total	$1,864.7	$649.9	$(443.3)			$2,071.3
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$86.1	$121.3	$(34.6)	F		$172.8
Accrued salaries, wages and related expenses	30.8	8.2	—			39.0
Customer rebates payable	—	21.1	—			21.1
Other accrued liabilities	41.4	5.7	1.7	A	E H	48.8
Total current liabilities	158.3	156.3	(32.9)			281.7
Long-term portion of operating lease liabilities	25.6	—	8.7	G	H	34.3
Pension and other postretirement benefits	1.3	—	83.7	E		85.0
Net liabilities of Salaried VEBA	17.8	—	—			17.8
Deferred tax liabilities	13.9	—	—			13.9
Long-term liabilities	77.3	7.6	(6.0)	G	H	78.9
Long-term debt	838.1	—	—			838.1
Total liabilities	1,132.3	163.9	53.5			1,349.7
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—	—			—
Common stock	0.2	—	—			0.2
Additional paid in capital	1,068.6	—	—			1,068.6
Retained earnings	158.2	—	(10.8)	I		147.4
Treasury stock	(475.9)	—	—			(475.9)
Accumulated other comprehensive loss	(18.7)	—	—			(18.7)
Net parent investment	—	486.0	(486.0)	J		—
Total stockholders’ equity	732.4	486.0	(496.8)			721.6
Total	$1,864.7	$649.9	$(443.3)			$2,071.3

The accompanying notes to unaudited pro forma combined financial statements are an integral part of these statements.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
Year ended December 31, 2020

	Kaiser Historical	Warrick Historical	Transaction Accounting Adjustments Total			Pro Forma Combined Statement of Operations
	(In millions of dollars, except share and per share amounts)
Net sales	$1,172.7	$1,115.6	$(32.0)	L	M	$2,256.3
Costs and expenses:
Cost of products sold, excluding depreciation and amortization and other items	941.3	1,098.3	(25.1)	K	L	2,014.5
Depreciation and amortization	52.2	28.4	21.1	N	O	101.7
Selling, general, administrative, research and development	91.2	16.8	11.0	P		119.0
Restructuring costs	7.5	—	—			7.5
Other operating income, net	(0.6)	—	—			(0.6)
Total costs and expenses	1,091.6	1,143.5	7.0			2,242.1
Operating income	81.1	(27.9)	(39.0)			14.2
Other expense:
Interest expense	(40.9)	—	—			(40.9)
Other expense, net	(1.4)	(17.7)	7.2	M		(11.9)
Income (loss) before income taxes	38.8	(45.6)	(31.8)			(38.6)
Income tax (provision) benefit	(10.0)	7.3	7.5	Q		4.8
Net income (loss)	$28.8	$(38.3)	$(24.3)			$(33.8)
Net income per common share:
Basic	$1.82	n/a	n/a			$(2.14)
Diluted	$1.81	n/a	n/a			$(2.13)
Weighted-average number of common shares outstanding (in thousands):
Basic	15,802	n/a	n/a			15,802
Diluted	15,913	n/a	n/a			15,913

The accompanying notes to unaudited pro forma combined financial statements are an integral part of these statements.

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

1. Basis of Presentation

The pro forma financial information was prepared using the acquisition method of accounting in accordance with Accounting Standards Codification 805, “Business Combinations” (“ASC 805”) and was derived from the audited historical financial statements of the Company and Warrick.

The pro forma financial information has been prepared by the Company for illustrative and informational purposes only in accordance with Article 11. The pro forma financial information is not necessarily indicative of what the Company’s statements of consolidated income or consolidated balance sheet actually would have been had the Acquisition and other Adjustments been completed as of the dates indicated or will be for any future periods. The pro forma financial information does not purport to project the Company’s future financial position or results of operations following the completion of the Acquisition. While the pro forma financial information does not reflect potential cost savings or synergies that may be achievable in connection with the Acquisition, management’s estimates of certain reductions to costs of products sold expected to be realized following the closing of the Acquisition are illustrated in Note 5 to the unaudited pro forma combined financial statements. The pro forma financial information reflects pro forma Adjustments management believes are necessary to present the Company’s pro forma balance sheet and results of operations following the closing of the Acquisition as of and for the period indicated in accordance with Article 11.

The Company is still in the process of performing a full review of Warrick’s accounting policies to determine if there are any additional material differences that require modification or reclassification of Warrick’s revenues, expenses, assets or liabilities to conform to the Company’s accounting policies and classifications. As a result of that review, the Company may identify differences between the accounting policies of the companies that, when conformed, could have a material impact on the pro forma financial information.

2. Consideration and Purchase Price

The contract purchase price for the transaction was $670.0 million subject to adjustments. The following table presents the calculation of preliminary purchase consideration (in millions of dollars):

Contract purchase price	$670.0
Preliminary working capital adjustment	31.0
Preliminary outstanding indebtedness	(83.5)
Cash paid at acquisition close on March 31, 2021	617.5
Estimate of post-close adjustments	(12.7)
Total allocated purchase price	$604.8

Given that the purchase price is subject to certain post-closing purchase price adjustments as provided in the Purchase Agreement (estimates of which are included in the table above), the final transaction consideration to be paid by the Company assumed for the purpose of this pro forma financial information may not reflect the ultimate purchase price that the Company will have to pay for the Acquisition of Warrick.

Furthermore, the allocation of the consideration is preliminary and pending finalization of various estimates, inputs and analyses. Since this pro forma financial information has been prepared based on preliminary estimates of consideration and fair values attributable to the Acquisition, the actual amounts eventually recorded in accordance with the acquisition method of accounting, including the identifiable intangibles and goodwill, may differ materially from the information presented.

The Company expects to finalize the valuation of the assets and liabilities, as well as the post-closing adjustments as soon as practicable, but in any event no later than one year from the closing date.

3. Preliminary Fair Value Estimate of Assets to be Acquired and Liabilities to be Assumed

The following table presents the preliminary purchase price allocation of the assets acquired and the liabilities assumed as if the Acquisition occurred on December 31, 2020 (in millions of dollars):

Assets acquired:
Trade receivables	$86.2
Other receivables	6.2
Inventories, including step up (down)	161.2
Property, plant and equipment	389.4
Operating lease assets	12.3
Intangible assets	56.5
Goodwill	145.4
Other assets	0.1
$857.3

Liabilities assumed:
Accounts payable	$121.3
Accrued salaries, wages and related expenses	8.2
Other accrued liabilities	28.0
Pension and other postretirement benefits	84.7
Other long-term liabilities	10.3
$252.5

Total allocated purchase price	$604.8

The acquisition method of accounting uses the fair value concepts defined in ASC 820, “Fair Value Measurements and Disclosures” (“ASC 820”), which defines fair value as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” Fair value measurements can be highly subjective, and it is possible the application of reasonable judgment could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances.

The Company prepared the allocation of the purchase price as if the Acquisition had occurred on December 31, 2020 based on estimates of the fair value of the acquired assets and assumed liabilities on a basis consistent with the purchase price allocation initially recorded at the closing of the Transaction. As the Company continues to obtain additional information supporting the final valuation of inventories, property, plant and equipment, intangible assets and long-term liabilities, it will refine the estimates of fair value and revise its allocation of the purchase price. The Company expects to finalize the valuation of the assets and liabilities, as well as the post-closing adjustments as soon as practicable, but in any event no later than one year from the closing date of the Acquisition.

Goodwill represents the excess of the estimated purchase price over the estimated fair value of Warrick’s assets and liabilities, including the fair value of the estimated identifiable finite and indefinite lived intangible assets. Goodwill will not be amortized, but will be subject to periodic impairment testing.

Preliminary identifiable intangible assets in the unaudited pro forma financial information consist of the following (in millions of dollars, except amortization periods):

	Useful Life (in years)	Fair Value
Favorable lease contract	120	$7.0
Favorable commodity contracts	2	11.0
Customer relationships	12	38.5
Total		$56.5

Under ASC 805, acquisition-related transaction costs are not included as a component of consideration transferred but are accounted for as expenses in the period in which the costs are incurred. Total Transaction related costs in connection with the Acquisition are estimated to be approximately $16.5 million, $5.5 million of which were already included in the consolidated financial statements of the Company for the year ended December 31, 2020.

4. Transaction Accounting Adjustments

Explanation of the adjustments to the unaudited pro forma combined balance sheet are as follows:

A.

Reflects the estimated cash consideration to be paid in connection with the Acquisition and Acquisition‑related transaction costs impact on cash and cash equivalents as shown below (in millions of dollars):

Cash consideration paid	$617.5
Transaction expenses *	11.5
Pro forma combined after transaction accounting adjustment	$629.0

* Total transaction expenses are expected to be approximately $16.5 million, of which $5.0 million had been paid and $0.5 million were included in Other accrued liabilities at December 31, 2020.

B.

Represents the estimated cash payment payable to the Company in final settlement of certain amounts defined in the Purchase Agreement that were estimated at the closing date of the Transaction, such as net working capital and outstanding indebtedness. The final determination of these amounts has not yet been made. The estimated payment payable to the Company is included in Other receivables.

C.	Reflects the adjustments related to the step-up in fair value of assets acquired as shown below (in millions of dollars):

	Historical Value	Fair Value	Step-up/(down)
Inventories, net	$168.0	$161.2	$(6.8)
Property, plant and equipment	378.9	389.4	10.5
Intangible assets	—	56.5	56.5
Total	$546.9	$607.1	$60.2

D.	Reflects management’s preliminary estimate of Goodwill associated with the Acquisition.
E.

Reflects liabilities assumed related to certain Pension and other post-retirement benefit (“OPEB”) obligations, which were historically recorded on Warrick's parent company’s books. Values are based on a preliminary actuarial valuation as shown below (in millions of dollars):

	Current	Long-term
OPEB	$0.9	$77.0
Pension	0.1	6.7
Total	$1.0	$83.7
F.	Represents the reduction to inventory and accounts payable of $34.6 million related to a Warrick customer contract to be recognized on a net basis in conformity with the Company’s accounting policies.
G.	Represents the reclassification of $10.5 million in operating lease assets from property, plant and equipment and $7.6 million in operating lease liabilities from long-term liabilities.

H.

To record leases upon acquisition, including right-of-use assets of $1.8 million, $1.2 million in other accrued liabilities, $1.1 million in long-term portion of operating lease liabilities and $1.6 million in long term liabilities related to the present value of remaining lease payments.

I.	To record the following adjustments to retained earnings (in millions of dollars):

December 31, 2020
Impact of inventory related accounting adjustments recorded during 2020	$0.2
Impact of transaction costs incurred in the first quarter of 2021 as part of the Acquisition	(11.0)
Total	$(10.8)

J.	Represents the elimination of Warrick’s historical net parent investment balances in accordance with the acquisition method of accounting.

Explanation of the adjustments to the unaudited pro forma combined statement of operations are as follows:

K.	Represents a $0.2 million reduction in Cost of products sold resulting from purchase accounting inventory adjustments.
L.

The Company recognizes customer payments of shipping and handling costs as a reduction of cost of products sold, while Warrick recognized these payments as a component of revenue. Therefore, this adjustment conforms the presentation of shipping and handling costs of $24.9 million to the Company’s presentation.

M.

Warrick maintained accounts receivable supply chain financing arrangements in the U.S. to provide additional sources of working capital. The accounts receivables were sold and de-recognized from its combined balance sheet with any fees associated with the programs recorded in Warrick’s combined statements of loss and comprehensive loss as Other expense, net. At times, a portion of such fees would be reimbursed by Warrick’s customers and recognized as Sales and as Other expense, net. This adjustment conforms the presentation of such reimbursed fees totaling $7.2 million to the Company’s presentation as only an offset to Other expense, net.

N.

Reflects transaction accounting adjustments to amortization to reflect amortization expense that would have been recorded on intangible assets if the Transaction occurred at the beginning of the accounting period as shown in the table below (in millions of dollars, except amortization periods):

	Estimated Fair Value	Estimated Useful Life in Years	Amortization Expense for the Year Ended December 31, 2020

Favorable lease contract	$7.0	120	$0.1
Favorable commodity contract	11.0	2	5.5
Customer relationships	38.5	12	3.2
Identifiable intangibles	$56.5		$8.8

Historical amortization expense			—

Transaction accounting adjustment to amortization			$8.8

O.

Reflects transaction accounting adjustments to depreciation to reflect depreciation expense that would have been recorded on the property, plant and equipment acquired if the Transaction occurred at the beginning of the accounting period, as shown below (in millions of dollars, except depreciation periods):

	Estimated Fair Value	Average Useful Life in Years	Depreciation Expense for the Year Ended December 31, 2020

Land and improvements	$3.8	1.8	$2.1
Building and leasehold improvements	59.3	5.1	11.6
Machinery and Equipment	296.6	11.0	27.0
Construction in Progress	29.7	n/a	—
Property, plant and equipment	$389.4		$40.7

Historical depreciation expense			28.4

Transaction accounting adjustment to depreciation			$12.3

P.	To record the Company’s estimated transaction costs, such as legal and consulting fees incurred subsequent to December 31, 2020.
Q.	Reflects the income tax net benefit effect of the transaction accounting adjustments based on the applicable statutory rates associated with the respective adjustments.

5. Management’s Adjustments

Warrick historically purchased aluminum and electrical power from Alcoa's smelter and power plant, respectively. Alcoa historically sold to Warrick aluminum from the smelter at the smelter’s cost and electrical power from the power plant at negotiated prices between the parties. Aluminum and electrical power are reflected at these prices in Warrick’s historical combined financial statements. As part of the Acquisition and effective immediately following the close of the Acquisition, the Company negotiated pricing for aluminum and electrical power at alternative rates that more closely align with market pricing. The table below reflects a reduction to Cost of products sold representing the cost of aluminum and electrical power under the negotiated pricing (“Reduced Cost of Aluminum” and “Reduced Cost of Electrical Power”, respectively) as if the negotiated contract pricing had been in place at January 1, 2020, and at a statutory tax rate of 24%.

The adjustments shown below include those that management deemed necessary for a fair statement of the pro forma financial information presented. The adjustments include forward-looking information that is subject to the safe harbor protections of the Securities Exchange Act of 1934, and actual results could differ materially from what is presented below (in millions of dollars, except share and per share amounts):

	Net (Loss) Income	Basic (Loss) Earnings Per Share	Weighted Average Shares	Diluted (Loss) Earnings Per Share	Weighted Average Shares

Pro forma combined	$(33.8)	$(2.14)	15,802	$(2.13)	15,913
Management's adjustments:
Reduced Cost of Aluminum	81.6
Reduced Cost of Electrical Power	2.3
Tax effect	(19.7)
Pro forma combined after management's adjustments	$30.4	$1.92	15,802	$1.91	15,913